SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, DC  20549

                             ---------

                             FORM 8-A


        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

                     Computron Software, Inc.
                ----------------------------------
      (Exact name of registrant as specified in its charter)


                  Delaware                  13-2966911
          -----------------------       -------------------
          (State of incorporation        (I.R.S. Employer
              or organization)          Identification No.)

            301 Route 17 North,
          Rutherford, New Jersey              07070
          -----------------------       -------------------
           (Address of principal            (Zip code)
            executive offices)



 If this form relates to the         If this form relates to the
 registration of a class of          registration of a class of
 securities pursuant to Section      securities pursuant to
 12(b) of the Exchange Act and is    Section 12(g) of the
 effective pursuant to General       Exchange Act and is
 Instruction A.(c), please check     effective pursuant to
 the following box. [x]              General Instruction A.(d),
                                     please check the following
                                     box. [ ]


Securities Act registration statement file number to which this
form relates:                                     n/a
                                            ---------------
                                            (If applicable)








Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class          Name of each exchange on which
      to be so registered          each class is to be registered
      -------------------          ------------------------------

        Common Stock,
  par value $.01 per share            American Stock Exchange
  ------------------------            -----------------------


Securities to be registered pursuant to Section 12(g) of the Act:

                               None
                        -----------------
                         (Title of class)

Item 1.  Description of Registrant's Securities to be Registered.

  Computron Software, Inc. (the "Registrant") is authorized to issue 50,000,000 shares of common stock, par value $.01 per share ("Common Stock"). Each holder of Common Stock is entitled to one vote for each share held. The holders of Common Stock are entitled to elect all of the directors of the Registrant. In all matters other than the election of directors, when a quorum is present at any stockholders' meeting, the affirmative vote of the majority of shares present in person or represented by proxy shall decide any question before such meeting. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at a stockholders' meeting. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Registrant, the holders of Common Stock are entitled to share in the Registrant's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of the Registrant's preferred stock, par value $.01 per share (the "Preferred Stock"). The Registrant is authorized to issue 5,000,000 shares of Preferred Stock and the Board of Directors, without further stockholder approval, has the authority to issue, at any time and from time to time, the Preferred Stock as Preferred Stock of any series and, in connection with the creation of each such series, to fix the number of shares of such series and the powers, designations, preferences, rights, qualifications, limitations and restrictions of such series, to the full extent now or hereafter permitted by the laws of Delaware. On the date hereof, no shares of Preferred Stock are issued and outstanding. Holders of Common Stock have no preemptive or other subscription rights. The shares of Common Stock are not convertible into any other security.



Item 2.  Exhibits.

  The following are documents that will accompany, or be incorporated by reference into, the listing application being filed with this Form 8-A with the American Stock Exchange:

1.   Registrant's Annual Report on Form 10-K for the year ended
     December 31, 1996;

2.   a.   Registrant's Quarterly Report on Form 10-Q for the
          quarter ended March 31, 1997;

     b. Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

3.   Registrant's Current Report on Form 8-K, dated July 28,
     1997;

4.   Registrant's Proxy Statement, dated June 6, 1997;

5.   a.   Registrant's Certificate of Incorporation;

     b.   Registrant's By-laws;

6.   Specimen Common Stock certificate; and

7.   Registrant's 1996 Annual Report to Stockholders.


                            SIGNATURE

   Pursuant to the requirement of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                             COMPUTRON SOFTWARE, INC.
                            --------------------------
                                   (Registrant)

Dated: November 10, 1997        By: /s/ Michael R. Jorgensen
                                   -------------------------
                                   Name:  Michael R. Jorgensen
                                   Title: Executive Vice
                                          President and
                                          Chief Financial Officer